[SAFECO LOGO]                                      Safeco Life Insurance Company
                                                   P.O. Box 3882
                                                   Seattle, WA 98124-3882

This is a legal Contract between the Owner (referred to in this Contract as "you" and "your") and Safeco Life Insurance Company (referred to in this Contract as "Safeco Life", "our", "us", and "we"). Safeco Life is a stock company with its Home Office in Redmond, Washington.

This Contract is issued in consideration of the application and payment of the initial Purchase Payment. Safeco Life will make annuity payments, beginning on the Annuity Date, or pay a death benefit, subject to the terms of this Contract. Safeco Life has executed and attested this Contract as of the contract date at our Home Office in Redmond, Washington.

IF YOU HAVE QUESTIONS, COMMENTS, OR COMPLAINTS, PLEASE CONTACT SAFECO LIFE AT 1-800-4SAFECO (472-3326).

                          READ YOUR CONTRACT CAREFULLY

RIGHT TO EXAMINE THE CONTRACT: [If for any reason you are not satisfied with this Contract, you may return it within 10 days from the date you received it to Safeco Life or to the registered representative who sold you this Contract. When we receive this Contract, we will refund your Contract Value. This may be more or less than your Purchase Payments.]


Signed for Safeco Life Insurance Company by:


/s/ C.B. Mead                                  /s/ Randall H. Talbot
C.B. Mead                                      Randall H. Talbot
Sr. Vice President and Secretary               President

              INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
                                NON-PARTICIPATING

THIS IS A VARIABLE ANNUITY CONTRACT. WHEN YOUR CONTRACT VALUE AND ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF THE PORTFOLIOS, THE DOLLAR AMOUNTS ARE NOT GUARANTEED AND WILL INCREASE OR DECREASE. ALL VALUES AND PAYMENTS BASED ON THE GUARANTEED INTEREST PERIOD FIXED ACCOUNT OPTION, WHEN TAKEN BEFORE THE END OF A GUARANTEED PERIOD, MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE MARKET VALUE ADJUSTMENT MAY CAUSE SUCH VALUES AND PAYMENTS TO INCREASE OR DECREASE. SEE "PURCHASE PAYMENT PROVISIONS", "INVESTMENT OPTIONS", AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.

Safeco(R) and the Safeco logo are trademarks of Safeco Corporation.

                               CONTRACT DATA PAGE

PRODUCT:    SPINNAKER(R) ADVISOR VARIABLE ANNUITY - [NON-QUALIFIED ANNUITY]

OWNER:             [John Doe]
  Address:         [1234 Main St.]
                   [Any City, ST 99999-9999]
  Date of Birth:   [1/01/1969]
  Age:             [35]
  Sex:             [Male]

ANNUITANT:         [John Doe]
  Address:         [1234 Main St.]
                   [Any City, ST 99999-9999]
  Date of Birth:   [1/01/1969]
  Age:             [35]
  Sex:             [Male]

JOINT OWNER:       [Jane Doe]
  Address:         [1234 Main St.]
                   [Any City, ST 99999-9999]
  Date of Birth:   [2/01/1969]
  Age:             [35]
  Sex:             [Female]

JOINT ANNUITANT:   [Jane Doe]
  Address:         [1234 Main St.]
                   [Any City, ST 99999-9999]
  Date of Birth:   [2/01/1969]
  Age:             [35]
  Sex:             [Female]

CONTRACT NUMBER:                                  [LP12345678]

CONTRACT DATE:                                    [5/01/2004]

INITIAL PURCHASE PAYMENT:                         [$50,000]

DELIVERED IN THE STATE OF    [ANY STATE]               AND GOVERNED BY ITS LAWS.

MAXIMUM ISSUE AGE: [85]. The contract date must be prior to the Owner's and Annuitant's (including any Joint Owner's and Joint Annuitant's) [86th] birthday.

MAXIMUM ANNUITIZATION AGE: [90]. Annuity payments must begin prior to the Annuitant's (including any Joint Annuitant's) [91st] birthday.

MINIMUM INITIAL PURCHASE PAYMENT:   [$10,000]

MINIMUM SUBSEQUENT PURCHASE PAYMENT:      [$30]

MINIMUM ALLOCATIONS TO THE FIXED ACCOUNT OPTIONS:
  Dollar Cost Averaging Fixed Account Option - $5,000.
  Enhanced Fixed Account Option - No minimum.
  Guaranteed Interest Period Fixed Account Option - $1,000 for each selected Guaranteed Period.

MINIMUM GUARANTEED INTEREST RATE:   [1.50%]

INSURANCE CHARGES:

  MORTALITY AND EXPENSE RISK CHARGE:   Equal on an annual basis to [1.25%] of
  the average daily net assets of each Portfolio.

  ASSET-RELATED ADMINISTRATION CHARGE: Equal on an annual basis to [0.20%] of the average daily net assets of each Portfolio.


Spinnaker(R) is a registered trademark of Safeco Life Insurance Company.

                               CONTRACT DATA PAGE

MINIMUM WITHDRAWAL:    [$250] ([$100] if withdrawals made by electronic funds
transfer), or the contract value if less. You must withdraw the entire amount out of an investment option if, after a withdrawal, the remaining balance in the investment option would be less than [$500]. You must withdraw the entire contract value and your Contract will terminate if, after a withdrawal, the remaining contract value would be less than [$1,000].

DISTRIBUTION CHARGE: May be assessed on a withdrawal from the Enhanced Fixed Account Option if the withdrawal, together with prior withdrawals and transfers taken from the Enhanced Fixed Account Option during the Contract Year, exceed 15% of the Enhanced Fixed Account value. The distribution charge is stated as a percentage of the amount withdrawn from the Enhanced Fixed Account Option that exceeds the 15% free withdrawal amount.

              CONTRACT YEAR         DISTRIBUTION CHARGE
              -------------         -------------------
                   [1             5% of amount withdrawn]
                   [2             5% of amount withdrawn]
                   [3             5% of amount withdrawn]
                   [4             5% of amount withdrawn]
                   [5             5% of amount withdrawn]
                   [6             4% of amount withdrawn]
                   [7             3% of amount withdrawn]
                   [8             2% of amount withdrawn]
                [After 8          0% of amount withdrawn]

WITHDRAWAL CHARGE:     [$25] or 2% of the amount withdrawn, whichever is less,
for each withdrawal after the first withdrawal in a Contract Year.

TRANSFERS:    The minimum amount you can transfer out of an investment option at one time is:
- [$500], or the entire value of the investment option if less, for transfers from any Portfolio or Guaranteed Period under the Guaranteed Interest Period Fixed Account Option. You must transfer the entire amount of the investment option if, after a transfer, the remaining balance would be less than [$500].
- [$500], or the available transfer amount if less, for transfers from the Enhanced Fixed Account Option. The available transfer amount is 15% of the Enhanced Fixed Account Option value per Contract Year. The available transfer amount is reduced by previous transfers or withdrawals from the Enhanced Fixed Account Option made in the Contract Year.

The minimum amount you can transfer into an investment option is:
-  [$50] for transfers into any Portfolio or the Enhanced Fixed Account Option;
   and
- [$1,000] for transfers into any new Guaranteed Period under the Guaranteed Period Fixed Account Option.

TRANSFER CHARGE:    Each Contract Year, [12] transfers are free of charge. For each transfer after the [12th] transfer in a Contract Year, the transfer charge is [$10] or 2% of the amount transferred, whichever is less.

                               CONTRACT DATA PAGE

MARKET VALUE ADJUSTMENT: MVA = W x (I SUB (c) - I SUB (n)) x F SUB (s) where

  W         =  the amount withdrawn, transferred, or annuitized from a
               Guaranteed Period under the Guaranteed Interest Period Fixed
               Account Option;

  I SUB(c)  =  the interest rate, in decimal form, credited on the money withdrawn, transferred, or annuitized;

  I SUB(n)  =  the interest rate, in decimal form, that would be credited on new money allocated to a Guaranteed Period of the same duration as the Guaranteed Period from which money is being taken;

  F SUB(s)  =  the adjustment factor, which varies by the length of time remaining in the Guaranteed Period and the interest rate credited on the money withdrawn, transferred, or annuitized;

  s         =  number of years remaining until the end of the Guaranteed Period from which money is being taken. The adjustment factor for partial years will be interpolated between whole-year adjustment factors.

                         ADJUSTMENT FACTORS (F SUB(s))

               NUMBER OF YEARS
               REMAINING IN THE           WHERE                              WHERE
              GUARANTEED PERIOD    I SUB(c)  LESS THAN 6%    I SUB(c)  GREATER THAN OR EQUAL TO 6%
              -----------------    ----------------------    -------------------------------------
                      0                     0.00                             0.00
                      1                     0.90                             0.90
                      2                     1.80                             1.75
                      3                     2.60                             2.50
                      4                     3.40                             3.15
                      5                     4.10                             3.80
                      6                     4.80                             4.35
                      7                     5.40                             4.85
                      8                     6.00                             5.35
                      9                     6.50                             5.75
                     10                     7.00                             6.15

The MVA will be adjusted if, upon a total withdrawal from a Guaranteed Period, the MVA would reduce your value in that Guaranteed Period below 90% of the original amount allocated to that Guaranteed Period accumulated at an annual effective interest rate of 3%, less prior withdrawals and transfers from that Guaranteed Period accumulated at an annual effective interest rate of 3% each year.

PREMIUM TAXES: [As of the contract date, premium taxes are not charged in your state. However, if we ever incur such taxes, we reserve the right to make a deduction from your Contract for the payment of the premium taxes assessed in connection with your Contract.]

                               CONTRACT DATA PAGE

SEPARATE ACCOUNT:   Safeco Separate Account C

ELIGIBLE INVESTMENTS:
[Safeco RST Bond Portfolio]
[Safeco RST Core Equity Portfolio]
[Safeco RST Growth Opportunities Portfolio]
[Safeco RST Money Market Portfolio]
[Safeco RST Multi-Cap Core Portfolio]
[Safeco RST Small-Cap Value Portfolio]
[AIM V.I. Aggressive Growth Fund (Series I Shares)]
[AIM V.I. Capital Development Fund (Series II Shares)]
[AIM V.I. International Growth Fund (Series II Shares)]
[American Century VP Balanced]
[American Century VP International]
[American Century VP Ultra Class II]
[American Century VP Value]
[Dreyfus IP - MidCap Stock Portfolio - Initial Shares]
[Dreyfus IP - Technology Growth Portfolio - Initial Shares]
[The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares] [Dreyfus Stock Index Fund, Inc. - Service Shares]
[Dreyfus VIF - Appreciation Portfolio - Initial Shares]
[Dreyfus VIF - Quality Bond Portfolio - Initial Shares]
[Federated Capital Income Fund II]
[Federated High Income Bond Fund II]
[Fidelity VIP Asset Manager Portfolio]
[Fidelity VIP Contrafund Portfolio]
[Fidelity VIP Equity-Income Portfolio]
[Fidelity VIP Growth Portfolio]
[Fidelity VIP Growth & Income Portfolio]
[Franklin Small Cap Fund - Class 2]
[Franklin U.S. Government Fund - Class 2]
[ING VP Natural Resources Trust]
[INVESCO VIF - Health Sciences Fund]
[INVESCO VIF - Real Estate Opportunity Fund]
[JPMorgan International Equity Portfolio]
[JPMorgan Mid Cap Value Portfolio]
[Mutual Shares Securities Fund - Class 2]

[Templeton Developing Markets Securities Fund - Class 2]
[Templeton Growth Securities Fund - Class 2]
Safeco Life Dollar Cost Averaging Fixed Account Option
    [6-month period]
   [12-month period]
Safeco Life Enhanced Fixed Account Option
Safeco Life Guaranteed Interest Period Fixed Account Option
   [1-Year Guaranteed Period]
   [2-Year Guaranteed Period]
   [3-Year Guaranteed Period]
   [4-Year Guaranteed Period]
   (LONGER GUARANTEED PERIODS MAY BE AVAILABLE. CONTACT YOUR REGISTERED REPRESENTATIVE OR SAFECO LIFE FOR DETAILS.)

ANNUITY SERVICE OFFICE:
HOME OFFICE:
Safeco Life Insurance Company
Retirement Services
5069 154th Place NE
Redmond, WA 98052-9669

MAILING ADDRESS:
Safeco Life Insurance Company
Retirement Services
P.O. Box 3882
Seattle, WA 98124-3882

TELEPHONE:  800-4SAFECO
FAX:        425-376-5599

                                TABLE OF CONTENTS

CONTRACT DATA PAGE                                                        Insert

DEFINITIONS
     Accumulation Phase                                                        1
     Accumulation Unit                                                         1
     Annuitant                                                                 1
     Annuity Date                                                              1
     Annuity Unit                                                              1
     Beneficiary                                                               1
     Contract                                                                  1
     Contract Year                                                             1
     Fixed Account Options                                                     1
     General Account                                                           1
     Guaranteed Period                                                         1
     Income Phase                                                              1
     IRC                                                                       1
     Market Value Adjustment (MVA)                                             1
     Owner                                                                     1
     Portfolios                                                                1
     Purchase Payment                                                          2
     Separate Account                                                          2

THE ANNUITY CONTRACT
     ABOUT THE CONTRACT                                                        3
     OWNER                                                                     3
     ANNUITANT                                                                 3
     BENEFICIARY                                                               3
          Change of Beneficiary                                                3

PURCHASE PAYMENT PROVISIONS
     PURCHASE PAYMENTS                                                         4
     ALLOCATION OF PURCHASE PAYMENTS                                           4
     ACCUMULATION UNITS                                                        4

INVESTMENT OPTIONS
     VARIABLE INVESTMENT OPTIONS                                               6
          Substitution of Shares                                               6
     FIXED ACCOUNT OPTIONS                                                     6
          Dollar Cost Averaging Fixed Account Option                           6
          Enhanced Fixed Account Option                                        6
          Guaranteed Interest Period Fixed Account Option                      7
     CONTRACT VALUE                                                            8
     TRANSFERS                                                                 8
          Limits on Excessive Transfers                                        9

CHARGES
     INSURANCE CHARGES                                                         10
          Mortality and Expense Risk Charge                                    10
          Asset-Related Administration Charge                                  10
     DISTRIBUTION CHARGE                                                       10
     WITHDRAWAL CHARGE                                                         11
     TRANSFER CHARGE                                                           11
     PREMIUM TAXES                                                             11
     INCOME OR OTHER TAXES                                                     11

WITHDRAWAL PROVISIONS
     WITHDRAWALS                                                               12
          Repetitive Withdrawals                                               12

ANNUITY PAYMENT PROVISIONS
     ANNUITY OPTIONS                                                           13
          Life Annuity                                                         13
          Life Annuity with Guaranteed Period                                  13
          Joint and Survivor Life Annuity                                      13
          Payments Based on a Number of Years                                  13
          Automatic Option                                                     14
     ANNUITY PAYMENTS                                                          14
          Fixed Annuity Payments                                               14
          Variable Annuity Payments                                            14
          Changing Portfolio Elections after the Annuity Date                  15

DEATH BENEFIT PROVISIONS
     DEATH OF ANNUITANT Prior to the Annuity Date                              16
     DEATH OF OWNER Prior to the Annuity Date                                  16
          Calculation of Death Benefit                                         16
          Limitation on Death Benefit                                          17
          Payment of Death Benefit                                             17
     DEATH OF ANNUITANT On or After the Annuity Date                           18
     DEATH OF OWNER On or After the Annuity Date                               18

GENERAL PROVISIONS
     ACCOUNT STATEMENTS                                                        19
     ASSIGNMENT OF BENEFITS                                                    19
     COMMUNICATIONS                                                            19
     ESSENTIAL DATA                                                            19
     EVIDENCE OF SURVIVAL                                                      19
     JURISDICTION                                                              19
     MISSTATEMENT OF AGE OR SEX                                                19
     NONPARTICIPATION                                                          19
     SEPARATE ACCOUNT                                                          19
     STATE REQUIRED BENEFITS                                                   20
     SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS                 20
     TERMINATION OF CONTRACT                                                   20
     THE CONTRACT                                                              20
     VOTING RIGHTS                                                             20

ANNUITY PURCHASE RATE TABLES
     VARIABLE ANNUITY PURCHASE RATE TABLE                                      21
     FIXED ANNUITY PURCHASE RATE TABLE                                         22

                                   DEFINITIONS

ACCUMULATION PHASE          The period between the date we allocate your first
                            Purchase Payment and the Annuity Date.

ACCUMULATION UNIT           A measurement used to calculate the value of a
                            Portfolio during the Accumulation Phase and variable annuity payments made under the Payments Based on a Number of Years annuity option.

ANNUITANT                   The natural person(s) on whose life/lives annuity
                            payments are based. You are the Annuitant unless you designate someone else before the Annuity Date.

ANNUITY DATE                The date annuity payments begin under an annuity
                            option.

ANNUITY UNIT                A measurement used to calculate variable annuity
                            payments during the Income Phase, except for the Payments Based on a Number of Years annuity option.

BENEFICIARY                 The person(s) named by the Owner and joint Owner,
                            if any, to receive any death benefit payable in accordance with the provisions of this Contract.

CONTRACT                    This Flexible Premium Deferred Variable Annuity.

CONTRACT YEAR               A 12-month period starting on the contract date
                            shown on your contract data page and each anniversary of that date.

FIXED ACCOUNT OPTIONS       The investment options of this Contract that provide
                            for guaranteed interest. Purchase Payments allocated to the Fixed Account Options become part of Safeco
                            Life's General Account.

GENERAL ACCOUNT             The assets of Safeco Life other than those
                            attributable to Separate Accounts.

GUARANTEED PERIOD           A period of years for which we have guaranteed a
                            specific annual effective interest rate on a Purchase Payment allocated to the Guaranteed
                            Interest Period Fixed Account Option.

INCOME PHASE                The period beginning on the Annuity Date during
                            which the payee receives annuity payments.

IRC                         The Internal Revenue Code of 1986, as amended.

MARKET VALUE                A positive or negative adjustment that may apply
ADJUSTMENT (MVA)            whenever money is moved from the Guaranteed Interest
                            Period Fixed Account Option before the end of a Guaranteed Period.

OWNER The person(s) or entity(ies) named on the contract application. The Owner has all ownership rights under this Contract.

PORTFOLIOS                  The variable investment options available under the
                            Contract.

PURCHASE PAYMENT            An amount paid to Safeco Life for allocation under
                            this Contract, less any premium tax due at the time this payment is made.

SEPARATE ACCOUNT            A segregated asset account established under
                            Washington law and shown on the contract data page.

                              THE ANNUITY CONTRACT

ABOUT THE                   This Contract is an agreement between Safeco Life
CONTRACT                    and you, the Owner, where we promise to pay an
                            income in the form of annuity payments, beginning on the date you select, or a death benefit. When you are investing money, your Contract is in the Accumulation Phase. Once you begin receiving annuity payments, your Contract is in the Income Phase.

                            You purchased this Contract with the initial
                            Purchase Payment you paid, and the Contract became effective on the contract date, shown on your contract data page.

                            The Contract is called a variable annuity because you can allocate money among variable investment Portfolios available within the Separate Account. The investment performance of the Portfolio(s) you select may be positive or negative and affects the value of your Contract and the amount of any variable annuity payments. You may also allocate money to the Fixed Account Options which credit guaranteed interest rates.

OWNER The Owner is shown on the contract application and cannot be changed. On the contract date, the Owner must not have been older than the maximum issue age shown on the contract data page. The Owner may exercise all ownership rights under this Contract.

                            If this Contract is owned by joint Owners, they must jointly exercise their ownership rights, unless we are directed otherwise by both joint Owners in writing. On the contract date, each joint Owner must not have been older than the maximum issue age shown on the contract data page. The joint Owner cannot be changed. An Owner who is a non-natural person (for example, a corporation or a trust) may not name a joint Owner.

ANNUITANT                   The Annuitant is/are the person(s) on whose
                            life/lives annuity payments are based. You are the Annuitant unless you designate someone else before the Annuity Date. If you designate someone else as Annuitant, that person must not be older than the maximum issue age on the contract date and the maximum annuitization age when annuity payments begin. The maximum issue age and the maximum annuitization age are shown on the contract data page.

                            An Owner who is a non-natural person may not change the Annuitant.

BENEFICIARY                 The Beneficiary receives any death benefit payable
                            in accordance with the provisions of this Contract.
                            You initially name your Beneficiaries on the contract application.

   CHANGE OF                You may change your Beneficiary designation at any
   BENEFICIARY              time by sending us a signed and dated request.
                            However, if a Beneficiary designation is irrevocable, that Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and is not effective until we record the change. We are not responsible for the validity of any Beneficiary designation nor for any actions we may take prior to receiving and recording a Beneficiary change.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE                    During the Accumulation Phase, you may make
PAYMENTS                    additional Purchase Payments. You may change the
                            amount and frequency of Purchase Payments. The minimum dollar amounts are shown on the contract data page. If you stop making Purchase Payments, all benefits under this Contract continue until the contract value is completely withdrawn.

                            Purchase Payments must be in lawful currency of the United States and submitted to our Home Office at 5069 154th Place NE, Redmond, WA 98052-9669, or P.O. Box 3882, Seattle, WA 98124-3882, or in a manner agreed to by Safeco Life.

                            We reserve the right to refuse any Purchase Payment. If we do not accept a Purchase Payment, we will return it within five business days.

ALLOCATION OF               Your initial and subsequent Purchase Payment will be
PURCHASE                    allocated according to your instructions on your
PAYMENTS                    contract application. You may change the way
                            subsequent Purchase Payments are allocated by providing us with new instructions.

                            Once we receive your Purchase Payment, the portion to be allocated to a Fixed Account Option is credited as of the day it is received. The portion to be allocated to the Portfolios is effective and valued as of the next close of the New York Stock Exchange (NYSE). If for any reason the NYSE is closed when we receive your Purchase Payment, it will be valued as of the close of the NYSE on its next regular business day.

                            When we are required to guarantee a return of Purchase Payments during the Right to Examine period, we reserve the right to initially apply amounts designated for the Portfolios to the Safeco RST Money Market Portfolio as shown on the cover page of this Contract. These amounts will then be allocated in the manner you selected, unless you have canceled the Contract.

ACCUMULATION                When you make Purchase Payments or transfers into a
UNITS                       Portfolio, we credit your Contract with Accumulation
                            Units. Similarly, when you request a withdrawal or a transfer of money from a Portfolio, Accumulation
                            Units are liquidated. In either case, the increase or decrease in the number of your Accumulation Units is determined by taking the dollar amount of the Purchase Payment, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs.

                            We calculate the value of an Accumulation Unit for each Portfolio after the NYSE closes each day. To determine the current Accumulation Unit value, we take the prior day's Accumulation Unit value and multiply it by the Net Investment Factor for the current day.

                            The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Portfolio. The Net Investment Factor equals:
                            - the net asset value per share of a Portfolio at the end of the current day plus the per share amount of any dividend or income distributions made by the Portfolio that day; divided by
                            -   the net asset value per share of a Portfolio at
                                the end of the prior day plus the per share
                                amount of any dividend or income distributions
                                made by the Portfolio that day; minus
                            -   the daily insurance charges, expressed as a
                                percentage of the total net assets of the
                                Portfolio.

                            The value of an Accumulation Unit will usually go up or down from day to day.

                               INVESTMENT OPTIONS

VARIABLE                    You may allocate money to the Portfolios shown on
INVESTMENT                  the contract data page. We reserve the right to add,
OPTIONS                     combine, restrict, or remove any Portfolio as an
                            investment option of this Contract. Portfolios have different investment objectives. Investment performance of a Portfolio may be positive or negative.

   SUBSTITUTION OF          If any shares of the Portfolios are no longer
   SHARES                   available, or if in our view no longer meet the
                            purpose of the Contract, it may be necessary to substitute shares of another Portfolio. We will seek prior approval of the Securities and Exchange
                            Commission (SEC) to the extent required by law and give you notice before doing this.

FIXED ACCOUNT               The Fixed Account Options are part of Safeco Life's
OPTIONS                     General Account and provide for guaranteed interest
                            rates as follows.

                            We establish the annual effective interest rates that apply to Purchase Payments allocated to the Fixed Account Options. The annual effective interest rate will be at least the minimum guaranteed interest rate shown on the contract data page.

                            We credit interest daily from the date the money is allocated to the specific Fixed Account Option up to, but not including, the date the money is withdrawn or transferred. We credit interest at a rate that compounds over one year to the annual effective interest rate we guaranteed when the money was allocated.

   DOLLAR COST              If you allocate all or part of a Purchase Payment to
   AVERAGING (DCA)          the Dollar Cost Averaging Fixed Account Option, we
   FIXED ACCOUNT            will credit interest at a specified rate on amounts
   OPTION                   prior to their being transferred to Portfolios you
                            select. Monthly transfers are made over the period that you select. You may not make another Purchase
                            Payment to this option until the entire value in this option has been transferred out, and you may not transfer money into this option. You may not choose this option within 12 months of the Annuity
                            Date.

                            Upon surrender of the Contract, you will not receive less than 90% of your Purchase Payments allocated to the Dollar Cost Averaging Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior transfers from the Dollar Cost Averaging Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

   ENHANCED FIXED           Each Purchase Payment allocated to the Enhanced
   ACCOUNT OPTION           Fixed Account Option will be credited with the
                            interest rate established for the date that we receive the Purchase Payment. This rate will apply to the Purchase Payment for an initial period of at least 12 months from the date we receive it.

                            We can adjust the interest rate after the completion of that initial period. The adjusted rate will apply to that Purchase Payment and its credited interest for at least 12 months, when the rate can again be adjusted. From then on, we cannot adjust the interest rate more often than every 12 months.

                            Different interest rates may apply to each of your Purchase Payments depending on the interest rate established for the date that we received the Purchase Payment and any subsequent rate adjustments.

                            For the purpose of crediting interest, when you take a withdrawal from the Enhanced Fixed Account Option, the Purchase Payment you last made, and the interest credited to it, is considered to be withdrawn first. If you take a withdrawal while a distribution charge applies, your withdrawal may be less than your Purchase Payment(s).

                            Upon a total withdrawal from the Enhanced Fixed Account Option, you will not receive less than 90% of your Purchase Payments and transfers allocated to the Enhanced Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior withdrawals and transfers from the Enhanced Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

   GUARANTEED               If you allocate money to the Guaranteed Interest
   INTEREST PERIOD          Period Fixed Account Option, we will credit interest
   FIXED ACCOUNT            at a specified rate for a Guaranteed Period. You may
   OPTION                   select different Guaranteed Periods for each amount
                            you allocate to this option, and each allocation starts a new Guaranteed Period. Each Guaranteed
                            Period we offer may have a different interest rate.
                            We may change the rates we offer for new Guaranteed
                            Periods at any time. In the future we may offer
                            Guaranteed Periods of different lengths or stop offering some Guaranteed Periods.

                            Money allocated to a Guaranteed Period under this option matures the day after the Guaranteed Period ends. Within 30 days after the end of the Guaranteed Period, you may:
                            - take no action and we will automatically apply your value to a new Guaranteed Period of the same or next shorter duration. The next shorter duration will be used if the prior Guaranteed Period is not currently available. The new Guaranteed Period earns interest at the then current interest rate for that Guaranteed Period and begins the day after the prior Guaranteed Period ended; or
                            - notify us to allocate all or a portion of your value to one or more new Guaranteed Periods beginning the day after the prior Guaranteed Period ended; or
                            - notify us to allocate all or a portion of your value to one or more of the Portfolios on the day we receive the notification; or
                            -   withdraw all or a portion of your value.

                            If you select one of the last two alternatives, we will credit interest at the rate we are currently offering for Guaranteed Periods of the same or next shorter duration from the day after the Guaranteed Period ended until the day we receive your instructions.

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                            If you move money out before the end of a Guaranteed
                            Period, either as a transfer, withdrawal, or to purchase annuity payments, there will be a Market Value Adjustment (MVA). The formula used to calculate the MVA is shown on the contract data page. The MVA is based primarily on the difference between the interest rate being credited to the money you move and the current interest rate offered for a Guaranteed Period of the same duration. In general, if interest rates have dropped, the MVA will be positive and if interest rates have risen, it will be negative. Unless you tell us otherwise, the MVA will be applied to your remaining contract value. If amounts are taken from more than one Guaranteed Period at the same time, the MVA is calculated individually for each Guaranteed Period. We will not apply an MVA if you move money within 30 days after the end of a Guaranteed Period.

                            The MVA will be adjusted if, upon a total withdrawal from a Guaranteed Period, the MVA would reduce your value in that Guaranteed Period below 90% of the original amount allocated to that Guaranteed Period accumulated at an annual effective interest rate of 3%, less prior withdrawals and transfers from that Guaranteed Period accumulated at an annual effective interest rate of 3% each year.

CONTRACT VALUE              Your contract value is the sum of the values in the
                            Portfolios and the Fixed Account Options
                            attributable to your Contract. We calculate this by:
                            -   adding all the Purchase Payments you invested;
                            -   subtracting the charges which have been
                                deducted;
                            -   subtracting the withdrawals you have made
                                (adjusted for any MVA);
                            -   adjusting for any MVA on amounts that were
                                transferred to the Portfolios;
                            -   adjusting for each Portfolio's gain or loss;
                            -   adding the interest we credit to each Fixed
                                Account Option while any of your contract value is in that option;
                            -   subtracting the amounts withdrawn for an annuity
                                option; and
                            -   subtracting the amounts withdrawn to pay the
                                death benefit.

TRANSFERS                   During the Accumulation Phase, you can transfer
                            money between investment options. (For purposes of these transfer provisions, "investment options" does not include the Dollar Cost Averaging Fixed Account
                            Option.) The minimum amounts that can be transferred are shown on the contract data page. In each Contract Year a specified number of transfers are free of charge. Each additional transfer in a Contract Year may have a transfer charge. The number of free transfers and the transfer charge are shown on the contract data page.

                            We reserve the right to modify, suspend, or terminate transfer privileges at any time. In addition, if we receive a transfer request that is to be allocated to a Fixed Account Option and we are not able to invest the money such that we can credit at least the minimum guaranteed interest rate, we reserve the right to reject the portion of the transfer request that was to be allocated to that option.

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

   LIMITS ON                We may restrict or eliminate the right to make
   EXCESSIVE                transfers among Portfolios if such rights are
   TRANSFERS                executed by you, a market timing firm, or other
                            third party authorized to initiate transfers or exchange transactions on your behalf. For example, we reserve the right to reject any transfer request if, in our judgment, you are engaging in a pattern of transfer that may disadvantage other contract owners or would cause a Portfolio to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected. In addition, if we or any affected Portfolio believes you are engaging in activity as described above or similar activity which will potentially hurt the rights or interests of other contract owners, we have the right to restrict the number of transfers you make.

                            We will continue to monitor the transfer activity occurring among the Portfolios and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, the ability to use the Internet or telephone in making transfers.

                                        9
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                                     CHARGES

The following charges apply to your Contract:

INSURANCE                   Each day we make deductions for our insurance
CHARGES                     charges. We do this as part of our calculation of
                            the value of Accumulation Units and Annuity Units.
                            The insurance charges are as follows:

   MORTALITY AND            The mortality and expense risk charge is equal, on
   EXPENSE RISK             an annual basis, to a percentage of the average
   CHARGE                   daily net assets of each Portfolio. The percentage
                            is shown on the contract data page.

   ASSET-RELATED            The asset-related administration charge is equal, on
   ADMINISTRATION           an annual basis, to a percentage of the average
   CHARGE                   daily net assets of each Portfolio. The percentage
                            is shown on the contract data page.

DISTRIBUTION                A distribution charge may be assessed on a
CHARGE                      withdrawal from the Enhanced Fixed Account Option if
                            the withdrawal, together with prior withdrawals and transfers from the Enhanced Fixed Account Option during the Contract Year, exceed 15% of the value of the Enhanced Fixed Account Option. The charge is stated as a percentage of the amount withdrawn from the Enhanced Fixed Account Option that exceeds the 15% free withdrawal amount and is shown on the contract data page. When the withdrawal is for only part of your contract value, the charge will be deducted from the amount withdrawn, unless you tell us otherwise.

                            The determination of whether more than 15% of the Enhanced Fixed Account Option value has been withdrawn or transferred is made at the time of withdrawal or transfer. If you take more than one withdrawal and/or transfer from the Enhanced Fixed Account Option in a Contract Year, the previous withdrawals and transfers from the Enhanced Fixed Account Option in the Contract Year are added to the current value in the Enhanced Fixed Account Option to determine whether more than 15% of the value has been withdrawn or transferred in that Contract Year.

                            Distribution charges will not be assessed on the following:
                            - withdrawals from the Enhanced Fixed Account Option, if the total amount withdrawn or transferred from the Enhanced Fixed Account Option during the Contract Year does not exceed 15% of the Enhanced Fixed Account value;
                            - withdrawals taken for payment of withdrawal charges, transfer charges, or premium taxes;
                            - repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the contract value over your life expectancy or the joint life expectancy of you and your Beneficiary;
                            -   annuity payments;
                            -   withdrawals taken on account of your death; and

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                            -   withdrawals taken after you have been confined
                                to a hospital or nursing home for 30 consecutive days if:
                                - the confinement begins after the contract date; and
                                -   the withdrawal is taken:
                                    -   during confinement; or
                                    -   within 60 days after confinement ends.

                                We may require proof of confinement.

                                Hospital may be defined in one of two ways:
                                (1) a lawfully operated institution that is
                                    licensed as a hospital by the Joint
                                    Commission of Accreditation of Hospitals; or
                                (2) a lawfully operated institution that
                                    provides in-patient treatment under the
                                    direction of a staff of physicians and has 24-hour per day nursing services.

                                Nursing home is defined as a facility licensed by the state that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.

WITHDRAWAL                  The withdrawal charge, shown on the contract data
CHARGE                      page, is deducted for each withdrawal after the
                            first withdrawal in a Contract Year. This charge will be deducted from your remaining contract value, unless you tell us otherwise.

                            We will not deduct this charge for annuity payments, repetitive withdrawals, or if you withdraw the entire contract value.

TRANSFER CHARGE             The transfer charge is deducted from your Contract
                            for each transfer in excess of the number of free transfers allowed in a Contract Year. The transfer charge and the number of free transfers are shown on the contract data page.

                            Scheduled transfers authorized by us as part of an investment strategy such as dollar cost averaging, appreciation or interest sweep, portfolio rebalancing, or asset allocation programs do not count against your free transfers.

PREMIUM TAXES               The contract data page shows whether or not premium
                            tax is charged in your state as of the contract date.

INCOME OR OTHER             Currently we do not pay income or other taxes on
TAXES                       earnings attributable to your Contract. However, if
                            we ever incur such taxes, we reserve the right to deduct them from your Contract.

                                       11
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                              WITHDRAWAL PROVISIONS

WITHDRAWALS                 Before the commencement of annuity payments, you may
                            withdraw part or all of your contract value. The minimum amount that can be withdrawn is shown on the contract data page. Withdrawals are not allowed from the Dollar Cost Averaging Fixed Account Option except upon surrender of the Contract.

                            To take withdrawals, you must send a written request to our Home Office. If you take a partial withdrawal, you must tell us from which investment option we are to take the withdrawal and we will not process the withdrawal until we receive those instructions. Once we receive your valid instructions, withdrawals from the Portfolios will be effective as of the next close of the NYSE.

                            A withdrawal may have a distribution charge and a withdrawal charge. If you move money out before the end of a Guaranteed Period under the Guaranteed Interest Period Fixed Account Option, an MVA will apply.

   REPETITIVE               You may request repetitive withdrawals of a
   WITHDRAWALS              predetermined amount on a monthly, quarterly, or
                            annual basis by completing the appropriate form.

                                       12
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                           ANNUITY PAYMENT PROVISIONS

ANNUITY OPTIONS             The Income Phase will start no later than the
                            maximum annuitization age shown on the contract data page, or an earlier date if required by law. During the Income Phase, the payee (you or someone you choose) receives regular annuity payments beginning on the Annuity Date.

                            To start the Income Phase, you must notify us in writing at least 30 days prior to the date that you want annuity payments to begin. You may choose annuity payments under an annuity option described in this Contract or another annuity option that you want and that we agree to provide. You cannot start the Income Phase until the Contract has been in effect for at least one year (eight years for the Payments Based on a Number of Years annuity option). If the amount applied to an annuity option is less than $5,000, we may pay you in a lump sum where permitted by state law. We reserve the right to change the payment frequency if payment amounts would be less than $250.

                            Switching to the Income Phase is irrevocable. Once you begin receiving annuity payments, you cannot switch back to the Accumulation Phase. You cannot add Purchase Payments, change or add an Annuitant, change the annuity option, or change between fixed and variable annuity payments. When the Contract switches to the Income Phase, the minimum guaranteed death benefit will no longer be applicable.

   LIFE ANNUITY             The payee receives monthly annuity payments as long
                            as the Annuitant is living. Annuity payments stop when the Annuitant dies.

   LIFE ANNUITY WITH        The payee receives monthly annuity payments for the
   GUARANTEED               longer of the Annuitant's life or a guaranteed
   PERIOD                   period of five or more years as selected by you and
                            agreed to by us. If the Annuitant dies before all guaranteed payments have been made, the rest will be made to the payee designated by the Owner. Annuity payments stop the later of the date the Annuitant dies or the date the last guaranteed payment is made.

                            As an alternative to monthly payments, the payee may elect to have the present value of the guaranteed variable annuity payments remaining as of the date the notice of death is received by us commuted at the assumed investment return of 4% and paid in a single payment.

   JOINT AND                The payee receives monthly annuity payments as long
   SURVIVOR LIFE            as the Annuitant is living. After the Annuitant
   ANNUITY                  dies, the payee receives a specified percentage of
                            each annuity payment as long as the second Annuitant is living. You name the second Annuitant and payment percentage at the time you elect this option.
                            Annuity payments stop the later of the date the Annuitant dies or the date the second Annuitant dies.

   PAYMENTS BASED           The payee receives annuity payments based on a
   ON A NUMBER OF           number of years as selected by you and agreed to by
   YEARS                    us. You must select a period of at least five years.
                            You may select monthly, quarterly, or annual annuity payments. Each annuity payment reduces the number of Accumulation Units and/or value of the Fixed Account
                            Options in the Contract. Each annuity payment made from the Guaranteed Interest Period Fixed
                            Account Option may be subject to an MVA. Annuity payments continue until the entire value in the Portfolios and/or the Fixed Account Options has been paid out. You can stop these annuity payments at any time and receive a lump sum equal to the remaining contract value and plus or minus any MVA if applicable. This option does not promise to make payments for the Annuitant's life. If the Owner dies before all annuity payments have been made, there will be a death benefit payable in accordance with the "DEATH OF OWNER On or After the Annuity Date" provision.

                            This annuity option is only available after the eighth Contract Year and if your contract value is $25,000 or more at the time this option is selected.

   AUTOMATIC OPTION         If you do not choose an annuity option at least 30
                            days before the latest Annuity Date allowed under this Contract and if your contract value is at least
                            $25,000, we will make annuity payments under the Payments Based on a Number of Years annuity option.
                            The number of years will be equal to the Annuitant's life expectancy. If your contract value is less than $25,000, we will make annuity payments under the Life Annuity with Guaranteed Period annuity option.
                            The guaranteed period will be equal to 10 years.

ANNUITY                     You can choose whether annuity payments will be made
PAYMENTS                    on a fixed basis, variable basis, or both. If you
                            don't tell us otherwise, annuity payments will be based on the investment allocations in place on the Annuity Date. After the Annuity Date, you may not switch between fixed annuity payments and variable annuity payments.

   FIXED ANNUITY            The dollar amount of each fixed annuity payment will
   PAYMENTS                 stay the same. Annuity payments under the Payments
                            Based on a Number of Years annuity option will be based on the minimum guaranteed interest rate and the number of annuity payments you selected. Annuity payments under all other annuity options will be determined by applying the contract value that you want to use to purchase fixed annuity payments, adjusted for any MVA, to the Fixed Annuity Purchase
                            Rate Table of this Contract, or the current rates at that time if more favorable to you. If premium taxes are required by state law, these taxes will be deducted before the annuity payments are calculated.

   VARIABLE ANNUITY         The dollar amount of each variable annuity payment
   PAYMENTS                 will vary depending on the investment performance of
                            the Portfolios that you selected. Annuity payments under the Payments Based on a Number of Years annuity option will be based on a reasonable rate of return and the number of annuity payments you selected. Annuity payments under all other annuity options will be determined as described below.

                            FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of the first variable annuity payment is the sum of the payments from each Portfolio determined by applying the contract value used to purchase variable annuity payments, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table of this Contract. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open. If premium taxes are required by state law, these taxes will be deducted before the annuity payment is calculated.

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                            SUBSEQUENT VARIABLE ANNUITY PAYMENTS: The dollar
                            amount of each subsequent variable annuity payment is the sum of the payments from each Portfolio, which are determined by multiplying the number of Annuity Units credited for that Portfolio by the Annuity Unit value of that Portfolio as of the 15th of the month preceding the annuity payment. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.

                                NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units credited for each Portfolio is the amount of the first annuity payment attributable to that Portfolio divided by the value of the applicable Annuity Unit for that Portfolio as of the 15th day of the month preceding the Annuity Date. The number of Annuity Units used to calculate the variable annuity payment each month remains constant unless you change Portfolio elections.

                                VALUE OF VARIABLE ANNUITY UNITS: The value of an Annuity Unit will usually increase or decrease from one month to the next. For each month after the first month, the value of an Annuity Unit of a particular Portfolio is:
                                - the value of that Annuity Unit as of the 15th day of the preceding month (or the next day that the NYSE is open);
                                - multiplied by the Net Investment Factors for that Portfolio; and
                                - divided by the Assumed Investment Factor for the period.

                                The Net Investment Factor is a number that represents the change in the Accumulation Unit value of a Portfolio on successive days when the NYSE is open. The Net Investment Factor for any Portfolio for any valuation day is determined by dividing the current Accumulation Unit value by the prior day's Accumulation Unit value. The Net Investment Factor will likely be different than the Assumed Investment Factor, and therefore the Annuity Unit value will usually increase or decrease.

                                The Assumed Investment Factor for a one-day valuation period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table.

                            We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the Contract.

   CHANGING                 If you have selected variable annuity payments,
   PORTFOLIO                after the Annuity Date you may request to change
   ELECTIONS AFTER          Portfolio elections once a month. Transfers are not
   THE ANNUITY DATE         allowed to or from the Fixed Account Options.
                            Changes will affect the number of units used to calculate annuity payments.

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                            DEATH BENEFIT PROVISIONS

DEATH OF                    If the Annuitant is not an Owner and the Annuitant
ANNUITANT                   dies before the Annuity Date, you must designate a
PRIOR TO THE ANNUITY        new Annuitant. If no designation is made within 30
DATE                        days after we are notified of the Annuitant's death,
                            you will become the Annuitant.

                            If this Contract is owned by a non-natural person (for example, a corporation or trust), the death of the Annuitant will be treated as the death of the Owner. In this case, all references to "Owner" and "joint Owner" in these provisions are replaced by "Annuitant" and "joint Annuitant".

DEATH OF OWNER              If any Owner dies before the Annuity Date, we will
PRIOR TO THE ANNUITY        pay a death benefit to the:
DATE                        -   surviving Owner or joint Owner; or if there is
                                no surviving Owner or joint Owner or if the Owner is a non-natural person, then
                            -   surviving primary Beneficiary(ies); or if none,
                                then
                            -   surviving contingent Beneficiary(ies); or if
                                none, then
                            -   the estate of the last Owner to die.

                            If the death benefit is payable to the Owner's spouse, the spouse will have the option to continue the Contract and will then be the Owner of the Contract.

   CALCULATION OF           The death benefit is the higher of:
   DEATH BENEFIT            (1) the current contract value; or
                            (2) if the death benefit is payable upon the sole
                                Owner's or older joint Owner's death, the minimum guaranteed death benefit.

                            When determining the higher of (1) or (2) above, the calculations are based on the earlier of:
                            - the date we receive proof of death and the first election of how to take the death benefit payment; or
                            -   six months from the date of death.

                            For the purpose of comparing these amounts to determine which is higher, we will not adjust the current contract value for any applicable MVA. However, if we determine that the current contract value is the higher amount and if the death benefit is withdrawn within 60 days after we receive proof of death, we will increase the death benefit for a positive MVA but we will not decrease it for a negative MVA. If the death benefit is withdrawn more than 60 days after we receive proof of death, any MVA, whether positive or negative, will apply.

                                IF WE RECEIVE DUE PROOF OF DEATH AND THE FIRST DEATH BENEFIT PAYMENT ELECTION WITHIN 6 MONTHS OF THE DATE OF DEATH: If the minimum guaranteed death benefit exceeds the contract value, we will add the difference to the contract value on the date we receive the required information so that the contract value will equal the minimum guaranteed death benefit. This additional amount will be allocated to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable charges until the date the death benefit is paid.

                                IF WE RECEIVE DUE PROOF OF DEATH AND THE FIRST DEATH BENEFIT PAYMENT ELECTION MORE THAN 6 MONTHS AFTER THE DATE OF DEATH: If the minimum guaranteed death benefit exceeds the contract value on the 6-month anniversary of the date of death, we will credit the difference with interest at the prevailing money market rates from the 6-month anniversary until the date we receive the required information. At that time we will allocate this additional amount, with the credited interest, to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable contract charges until the date payment is made.

                            MINIMUM GUARANTEED DEATH BENEFIT: The minimum guaranteed death benefit is initially equal to the first Purchase Payment. It is immediately increased by additional Purchase Payments and adjusted for withdrawals. After such withdrawals, the minimum guaranteed death benefit will be recalculated by multiplying the prior minimum guaranteed death benefit by the ratio of the contract value after the withdrawal to the contract value before the withdrawal.

                            MINIMUM GUARANTEED DEATH BENEFIT RESET: The minimum guaranteed death benefit will be reset on each 5-year contract anniversary until the older Owner attains age 75. The reset benefit is equal to the immediately preceding minimum guaranteed death benefit or the contract value on that date, if higher.

   LIMITATION ON            At most, one minimum guaranteed death benefit will
   DEATH BENEFIT            be paid during the life of the Contract. In
                            addition, the maximum amount that we will add to the contract value is limited to $1 million. This limitation applies to any amount added to the contract value so that the contract value equals the minimum guaranteed death benefit. All subsequently issued contracts will be aggregated for this limitation if your death triggers payment of a death benefit under such contracts.

   PAYMENT OF DEATH         To pay the death benefit, we need proof of death
   BENEFIT                  acceptable to us, such as a certified copy of a
                            death certificate, plus written direction regarding how to pay the death benefit payment. If the death benefit is payable to an Owner's estate, we will pay it in a single payment.

                            The death benefit may be paid as:
                            - a lump sum payment or series of withdrawals that are completed within five years from the date of death; or
                            -   annuity payments made over life or life
                                expectancy. To receive annuity payments, this election must be made within 60 days from our receipt of proof of death. Annuity payments must begin within one year from the date of death. Once annuity payments begin, they cannot be changed.

                            If a person entitled to receive a death benefit dies before the death benefit is distributed, we will pay the death benefit to that person's named beneficiary or, if none, to that person's estate.

DEATH OF                    If the Annuitant is not the Owner and dies after the
ANNUITANT                   Annuity Date, then we will continue paying any
ON OR AFTER THE             remaining annuity payments to the payee designated
ANNUITY DATE                by the Owner.

DEATH OF OWNER              If the Owner dies after the Annuity Date, then any
ON OR AFTER THE             amounts paid after the death of the Owner will
ANNUITY DATE                depend on which annuity option was selected. If the
                            Owner dies while annuity payments are being paid under the Payments Based on a Number of Years annuity option, we will pay a death benefit equal to the contract value as of the date we receive proof of death and the first election of how to take the death benefit payment. If the Owner dies while annuity payments are being paid under another option, we will pay any remaining annuity payments in accordance with that option. We will pay remaining annuity payments at least as rapidly as under the annuity option then in effect. The right to receive the death benefit under the Payments
                            Based on a Number of Years annuity option or to change the payee for remaining annuity payments under another annuity option is determined as follows:
                            -   the surviving Owner or joint Owner; or if none,
                                then
                            -   the surviving primary Beneficiary(ies); or if
                                none, then
                            -   the surviving contingent Beneficiary(ies); or if
                                none, then
                            -   the estate of the last Owner to die.

                               GENERAL PROVISIONS

ACCOUNT                     At least once each calendar year we will furnish you
STATEMENTS                  with a statement showing your contract value or, if
                            applicable and required by law, your Annuity Units and the Annuity Unit values.

ASSIGNMENT OF               This Contract may not be sold, transferred,
BENEFITS                    assigned, discounted, or pledged as collateral for a
                            loan or as security for the performance of an obligation or for any other purpose (other than a transfer incident to a divorce or a tax-free exchange under IRC Section 1035).

COMMUNICATIONS              All written communications to you will be addressed
                            to you at your last known address on file with Safeco Life.

                            All written communications to Safeco Life must be addressed to Safeco Life at its Home Office at 5069 154th Place NE, Redmond, Washington 98052-9669 or P.O. Box 3882, Seattle, Washington 98124-3882.

ESSENTIAL DATA              You and each person entitled to receive benefits
                            under this Contract must provide us with any information we need to administer this Contract. We are entitled to rely exclusively on the completeness and accuracy of data furnished by you, and we will not be liable with respect to any omission or inaccuracy.

EVIDENCE OF                 When any payments under this Contract depend upon
SURVIVAL                    any person being alive on a given date, we may
                            require satisfactory proof that the person is living before making such payments.

JURISDICTION                In the event of a dispute, the laws of the
                            jurisdiction in which the Contract is delivered will apply.

MISSTATEMENT OF             We may require satisfactory proof of correct age or
AGE OR SEX                  sex at any time.
                            -   If annuity payments are based on life or life
                                expectancy and the age or sex of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.
                            -   If the age of any Annuitant or Owner has been
                                misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant or Owner.

NONPARTICIPATION            This Contract is nonparticipating, which means it
                            will not share in any distribution of profits, losses, or surplus of Safeco Life.

SEPARATE ACCOUNT            The Separate Account holds the assets that underlie
                            the contract values invested in the Portfolios. The assets in the Separate Account are the property of Safeco Life. However, assets in the Separate Account that are attributable to Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses
                            (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Safeco Life.

STATE REQUIRED              The benefits of this Contract will not be less than
BENEFITS                    the minimum benefits required by any statute of any
                            state in which this Contract is delivered.

SUSPENSION OF               We may be required to suspend or postpone payment of
ANNUITY PAYMENTS,           annuity payments, withdrawals, or transfers from the
WITHDRAWALS, OR             Portfolios for any period of time when:
TRANSFERS                   -   the NYSE is closed (other than customary weekend
                                or holiday closings);
                            -   trading on the NYSE is restricted;
                            -   an emergency exists such that disposal of or
                                determination of the value of the Portfolio shares is not reasonably practicable; or
                            -   the SEC, by order, so permits for your
                                protection.

                            In addition, we retain the right to defer payment of withdrawals or transfers from the Fixed Account Options for a period of 6 months after receiving the request. The interest rates credited to the Fixed Account Options during this period will not be less than the rate required under state law.

TERMINATION OF              This Contract will terminate when Safeco Life has
CONTRACT                    completed all of its duties and obligations under
                            the Contract.

THE CONTRACT                The Contract, contract data page, and contract
                            application, as may be amended, and any endorsements are the entire Contract. Only an authorized officer of Safeco Life may change this Contract. Any change must be in writing. Safeco Life reserves the right to change the provisions of this Contract to conform to any applicable law, regulation, or ruling issued by a government agency.

VOTING RIGHTS               Safeco Life is the legal owner of the Portfolios'
                            shares. However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask you for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

                          ANNUITY PURCHASE RATE TABLES

                      VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table projected using a generational approach with an initial projection of 20 years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1-year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Safeco Life upon request.

       CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY VARIABLE ANNUITY*

           LIFE ANNUITY           LIFE ANNUITY          LIFE ANNUITY      JOINT & SURVIVOR**
         NO PERIOD CERTAIN      5 YEARS CERTAIN       10 YEARS CERTAIN               5 YEARS
                                                                           LIFE      CERTAIN
  AGE     MALE      FEMALE      MALE      FEMALE      MALE      FEMALE    ANNUITY    AND LIFE
   60   $ 197.53   $ 212.16   $ 198.19   $ 212.54   $ 200.20   $ 213.72   $ 230.94   $ 230.94
   61     193.64     208.52     194.37     208.94     196.57     210.24     227.76     227.76
   62     189.65     204.77     190.44     205.23     192.88     206.66     224.45     224.46
   63     185.55     200.90     186.42     201.42     189.13     202.98     221.03     221.04
   64     181.35     196.93     182.31     197.50     185.33     199.22     217.48     217.50
   65     177.06     192.84     178.12     193.47     181.50     195.37     213.81     213.83
   66     172.68     188.65     173.87     189.33     177.63     191.43     210.02     210.04
   67     168.23     184.34     169.56     185.09     173.76     187.42     206.09     206.12
   68     163.72     179.91     165.22     180.74     169.88     183.34     202.05     202.08
   69     159.18     175.37     160.85     176.29     166.01     179.20     197.88     197.92
   70     154.60     170.71     156.48     171.73     162.17     175.01     193.59     193.64
   71     150.02     165.94     152.11     167.08     158.37     170.78     189.18     189.24
   72     145.44     161.07     147.76     162.36     154.62     166.52     184.66     184.74
   73     140.86     156.11     143.42     157.57     150.93     162.26     180.03     180.13
   74     136.27     151.08     139.09     152.73     147.30     158.01     175.30     175.43
   75     131.68     145.99     134.77     147.87     143.74     153.79     170.48     170.63
   76     127.09     140.88     130.49     143.00     140.26     149.63     165.58     165.76
   77     122.51     135.74     126.25     138.13     136.87     145.54     160.59     160.83
   78     117.95     130.59     122.05     133.29     133.58     141.54     155.55     155.83
   79     113.42     125.44     117.92     128.46     130.42     137.65     150.44     150.79
   80     108.93     120.28     113.85     123.67     127.38     133.89     145.29     145.72
   81     104.49     115.13     109.87     118.94     124.48     130.28     140.10     140.62
   82     100.10     110.01     105.98     114.28     121.74     126.86     134.89     135.53
   83      95.78     104.94     102.19     109.72     119.16     123.63     129.67     130.45
   84      91.53      99.92      98.50     105.28     116.75     120.62     124.46     125.41
   85      87.36      94.99      94.94     100.98     114.50     117.82     119.27     120.42
   86      83.26      90.15      91.50      96.85     112.41     115.23     114.12     115.52
   87      79.24      85.43      88.21      92.92     110.47     112.85     109.02     110.72
   88      75.30      80.83      85.06      89.19     108.68     110.66     103.99     106.04
   89      71.50      76.43      82.09      85.70     107.04     108.66      99.07     101.53
   90      67.84      72.24      79.28      82.44     105.56     106.88      94.29      97.19

* The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is a 65-year old male, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $177,060. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.

**   Annuitant and second Annuitant are assumed to be the same age.

                        FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Safeco Life upon request.

         CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY FIXED ANNUITY*

           LIFE ANNUITY          LIFE ANNUITY          LIFE ANNUITY       JOINT & SURVIVOR**
         NO PERIOD CERTAIN     5 YEARS CERTAIN       10 YEARS CERTAIN                5 YEARS
                                                                           LIFE      CERTAIN
  AGE     MALE      FEMALE      MALE      FEMALE      MALE      FEMALE    ANNUITY    AND LIFE
   60   $ 255.94   $ 279.92   $ 256.65   $ 280.33   $ 258.98   $ 281.70   $ 311.12   $ 311.13
   61     249.36     273.38     250.13     273.83     252.70     275.34     304.87     304.88
   62     242.72     266.76     243.56     267.26     246.40     268.91     298.51     298.52
   63     236.01     260.05     236.93     260.60     240.09     262.42     292.04     292.05
   64     229.25     253.27     230.27     253.88     233.78     255.88     285.46     285.48
   65     222.44     246.42     223.57     247.09     227.50     249.29     278.79     278.81
   66     215.61     239.50     216.87     240.23     221.25     242.67     272.02     272.04
   67     208.76     232.51     210.18     233.31     215.06     236.02     265.15     265.18
   68     201.92     225.45     203.52     226.33     208.93     229.36     258.20     258.23
   69     195.12     218.32     196.91     219.30     202.90     222.69     251.16     251.21
   70     188.37     211.14     190.37     212.22     196.98     216.04     244.06     244.11
   71     181.68     203.90     183.91     205.12     191.19     209.41     236.88     236.95
   72     175.07     196.62     177.54     198.00     185.53     202.84     229.66     229.74
   73     168.55     189.33     171.28     190.88     180.01     196.34     222.38     222.49
   74     162.10     182.04     165.10     183.81     174.64     189.94     215.08     215.21
   75     155.71     174.78     159.01     176.79     169.43     183.67     207.75     207.91
   76     149.41     167.58     153.04     169.85     164.39     177.55     200.41     200.61
   77     143.20     160.44     147.18     163.00     159.52     171.61     193.08     193.33
   78     137.08     153.39     141.45     156.26     154.85     165.86     185.77     186.08
   79     131.07     146.41     135.87     149.64     150.39     160.32     178.49     178.87
   80     125.19     139.52     130.43     143.14     146.14     155.02     171.25     171.71
   81     119.42     132.74     125.16     136.80     142.13     149.99     164.06     164.63
   82     113.80     126.08     120.06     130.63     138.35     145.25     156.95     157.64
   83     108.31     119.55     115.13     124.65     134.83     140.82     149.93     150.77
   84     102.96     113.18     110.38     118.89     131.56     136.71     143.01     144.03
   85      97.76     106.98     105.83     113.37     128.54     132.93     136.21     137.45
   86      92.70     100.97     101.48     108.12     125.74     129.45     129.54     131.05
   87      87.79      95.16      97.34     103.14     123.18     126.28     123.02     124.85
   88      83.02      89.57      93.42      98.48     120.82     123.38     116.67     118.88
   89      78.46      84.26      89.74      94.14     118.68     120.77     110.53     113.17
   90      74.10      79.24      86.28      90.11     116.76     118.46     104.61     107.73

* The consideration shown refers to the net value of the Fixed Account Options used to purchase a fixed annuity adjusted for any MVA and after premium taxes or other applicable charges are deducted. For example, if the Annuitant is a 65-year old male, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $222,440.

**   Annuitant and second Annuitant are assumed to be the same age.